                                                                    Exhibit 12.1

               Computation of Ratio of Earnings to Fixed Charges
              R.A.B. Holdings, Inc. and R.A.B. Enterprises, Inc.




                                                     Pro Forma

                                               Fiscal Year Ended         Three Months Ended
                                                March 31, 1998             June 30, 1998
                                            ---------------------      ----------------------
                                                         (Dollars in Thousands)
                                             Company     Holdings       Company      Holdings
                                             -------     --------       -------      --------

Income(loss) before taxes                   $    917     $ (4,490)     $ (3,580)     $ (4,911)

Interest expense, net                         16,772       22,171         3,918         5,249

Rental expense                                 1,569        1,569           400           400
                                            --------     --------      --------      --------

Earnings                                      19,258       19,250           738           738

Fixed charges                                 18,341       23,740         4,318         5,649
                                            --------     --------      --------      --------

Ratio of earnings to fixed charges              1.05
                                            ========

Deficiency in earnings to fixed charges                  $ (4,490)     $ (3,580)     $ (4,911)
                                                         ========      ========      ========


                                  Historical


                                               Fiscal Year Ended         Three Months Ended
                                                March 31, 1998             June 30, 1998
                                            ---------------------      ----------------------
                                                         (Dollars in Thousands)
                                             Company     Holdings       Company      Holdings
                                             -------     --------       -------      --------

Income(loss) before taxes                   $  2,304     $  2,296      $ (2,748)     $ (3,638)

Interest expense, net                          5,079        5,079         2,973         3,863

Rental expense                                 1,423        1,423           389           389
                                            --------     --------      --------      --------

Earnings                                       8,806        8,798           614           614

Fixed charges                                  6,502        6,502         3,362         4,252
                                            --------     --------      --------      --------

Ratio of earnings to fixed charges              1.35         1.35
                                            ========     ========

Deficiency in earnings to fixed charges                                $ (2,748)     $ (3,638)
                                                                       ========      ========